Exhibit 10.10

Scripps Networks Interactive, Inc.
Executive Deferred Compensation Plan

Scripps Networks Interactive, Inc. Executive Deferred Compensation Plan

ARTICLE 1. IMPACT OF SEPARATION TRANSACTION
1.1	IN GENERAL. The Company adopted this Plan effective as of the Effective Date, pursuant to the Employee Matters Agreement. The Plan is maintained to provide for the payment of certain amounts deferred under the Scripps Plan and to provide certain eligible employees with the opportunity to defer portions of their base salary and incentive compensation.

1.2	SNI PARTICIPANTS. The Company has assumed the deferred compensation obligations under the Scripps Plan with respect to SNI Participants (“Assumed Amounts”) pursuant to the terms of the Employee Matters Agreement. For purposes of this Plan, the term Assumed Amounts shall include any amounts of “Base Compensation” and “Incentive Compensation” (as defined under the Scripps Plan and earned but not yet paid as of the Effective Date) that were properly deferred by a Participant under the Scripps Plan but that had not yet been credited to his or her account under the Scripps Plan as of the Effective Date. The following rules shall apply to the Assumed Amounts, notwithstanding any provision of the Plan to the contrary:
(a)	Any SNI Participant with respect to whom Assumed Amounts are credited hereunder shall automatically participate, and be a “Participant,” in the Plan with respect to such Assumed Amounts as of the Effective Date.

(b)	The Assumed Amounts credited to Accounts hereunder (whether under Part One or Part Two of the Plan, as set forth in Section 1.4) shall remain subject to the same elections (including investment elections, Deferral Elections and Payment Elections) and Beneficiary designations that were controlling under the Scripps Plan immediately prior to the Effective Date for the remainder of the period or periods for which such elections or designations are by their original terms applicable. The immediately preceding sentence shall apply to investment elections and Beneficiary Designations only to the extent that such elections or designations are available under this Plan.
1.3	EWS PARTICIPANTS. The Company shall not assume the deferred compensation obligations under the Scripps Plan with respect to any EWS Participants that become employed by the Affiliated Group after the Effective Date. If, however, an EWS Participant in the Scripps Plan ceases employment with Scripps and its subsidiaries and immediately thereafter becomes an employee of the Affiliated Group at any time after the Effective Date, but at a time when the Company and Scripps are in the same Controlled Group, then to the extent required to comply with Section 409A of the Code:
(a)	The individual’s Deferral Elections and Payment Elections that were controlling under the Scripps Plan immediately prior to that date shall continue to apply to Base Compensation and Incentive Compensation paid by the Affiliated Group for the remainder of the period or periods for which such elections or designations are by their original terms applicable.

Scripps Networks Interactive, Inc. Executive Deferred Compensation Plan

(b)	The Committee is authorized to establish one or more sub-plans or sub-accounts for the EWS Participant the terms of which may vary from those set forth in or required or authorized by this Plan in order to implement the purposes of this Section 1.3.
1.4	SECTION 409A OF THE CODE. In order to comply with Section 409A of the Code, the Plan shall consist of two parts, one of which shall be named “Part One” and the other of which shall be named “Part Two”. Except as otherwise provided under this Article 1, Part One of the Plan shall be governed by the terms and conditions of the Scripps Plan as in effect on October 3, 2004, which is reproduced on Appendix A (but with all references to Scripps or the Company changed to Scripps Networks Interactive, Inc. where appropriate). Part Two of the Plan shall be governed by the terms and conditions set forth herein.
(a)	Part One. Any Assumed Amounts that constitute an “amount deferred” in taxable years beginning before January 1, 2005 (within the meaning of Section 409A of the Code) and any earnings thereon shall be credited to the appropriate Subaccounts under Part One of this Plan, as selected by the Committee in its sole discretion, and it is intended that such amounts and the earnings thereon shall be exempt from the application of Section 409A of the Code. As a result of such crediting, all of the Participant’s rights with respect to the Assumed Amounts under the Scripps Plan, if any, shall automatically be extinguished and become rights under Part One of this Plan without further action. Nothing contained herein is intended to materially enhance a benefit or right existing under Part One of the Plan as of October 3, 2004, or add a new material benefit or right to the amounts credited under Part One of the Plan. Part One of the Plan is frozen, and neither the Company, its affiliates nor any individual shall make or permit to be made any additional contributions or deferrals under Part One of the Plan (other than earnings) on or after that date.

(b)	Part Two. Any Assumed Amounts or any Deferrals under this Plan that constitute an “amount deferred” by Participants in taxable years beginning on or after January 1, 2005 (within the meaning of Section 409A of the Code), and any earnings thereon, shall be credited to the appropriate Subaccounts under Part Two of this Plan, as selected by the Committee in its sole discretion. As a result of such crediting, all of the Participant’s rights with respect to the Assumed Amounts under the Scripps Plan, if any, shall automatically be extinguished and become rights under Part Two of this Plan without further action.
1.5	DEFINITIONS. Capitalized terms that are not defined in Article 2 shall have the meaning set forth in the Employee Matters Agreement.
ARTICLE 2. DEFINITIONS
2.1	“Account” means the balance credited to a Participant’s or Beneficiary’s Plan bookkeeping account, including contribution credits and deemed income, gains, and

Scripps Networks Interactive, Inc. Executive Deferred Compensation Plan

losses credited thereto. A Participant’s or Beneficiary’s Account shall consist of a Deferral Contributions Subaccount, and/or a Company Matching Contributions Subaccount. Accounts are further described in Article 7.
2.2	“Affiliated Group” means the Company and each Subsidiary.

2.3	“Assumed Amounts” has the meaning given to such term in Section 1.2 hereof.

2.4	“Base Compensation” means the annual base rate of cash compensation payable by the Affiliated Group to a Participant during a calendar year, excluding Incentive Compensation, bonuses, commissions, severance payments, Company Matching Contributions, qualified plan contributions or benefits, expense reimbursements, fringe benefits and all other payments, and prior to reduction for any deferrals under this Plan or any other plan of the Affiliated Group under Sections 125 or 401(k) of the Code.

2.5	“Base Deferrals” means deferrals from Base Compensation, as described in Section 4.1(a).

2.6	“Basic Plan” means The E. W. Scripps Retirement & Investment Plan for the periods through December 31, 2008 and the Scripps Networks Interactive, Inc. Retirement & Investment Plan for the periods commencing on and after January 1, 2009.

2.7	“Beneficiary” means any person or persons so designated in accordance with the provisions of Section 11.1.

2.8	“Board” means the Board of Directors of Scripps Networks Interactive, Inc. or any successor.

2.9	“Change in Control” has the meaning given to such term in the Scripps Networks Interactive, Inc. Executive Change in Control Plan, as in effect on the Effective Date, provided that the transaction or event also constitutes a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

2.10	“Code” means the Internal Revenue Code of 1986, as amended.

2.11	“Committee” means the committee selected by the Board or its designee, whose membership is appointed or removed by the Board or its designee, that is responsible for administering this Plan. The Committee is further described in Article 12. Unless and until otherwise provided by the Board, the Committee shall be the Senior Vice President, Human Resources of the Company, or her designee.

2.12	“Company” means Scripps Networks Interactive, Inc. and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of Scripps Networks Interactive, Inc. with any other corporation, limited liability company, joint venture, partnership or other entity or entities.

Scripps Networks Interactive, Inc. Executive Deferred Compensation Plan

2.13	“Company Matching Contributions” means the contributions deemed made by the Company pursuant to Article 5.

2.14	“Company Matching Contributions Subaccount” means the portion of an Account credited with Company Matching Contributions for a given Participant, adjusted for gains and losses and payments.

2.15	“Controlled Group” means (i) the Company, and (ii) all entities with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in that regulation. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code.

2.16	“Deferral Contributions” means the combined Base Deferrals and Incentive Deferrals made pursuant to Article 4.

2.17	“Deferral Contributions Subaccount” means the portion of an Account credited with Deferral Contributions for a given Participant, adjusted for gains and losses and payments.

2.18	“Deferral Election” shall mean the Election Agreement (or portion thereof) completed by a Participant and filed with the Committee in accordance with Article 4 that indicates the Base Deferrals, Incentive Deferrals or both that will be deferred under the Plan for a calendar year or Performance Period.

2.19	“Effective Date” means the Distribution Date as defined in the Employee Matters Agreement.

2.20	“Election Agreement” means the agreement on a form that the Committee may designate from time to time, on which a Participant makes certain elections and other designations as set forth in Section 3.1(b).

2.21	“Eligible Employee” means, for any calendar year (or applicable portion thereof), a person employed by the Affiliated Group who meets the following requirements: (i) is eligible to participate in the Scripps Networks Interactive, Inc. 2008 Long-Term Incentive Plan (excluding awards issued through the President’s Club or any similar program); and (ii) either has Base Compensation in excess of the Code Section 401(a)(17) limit with respect to the prior calendar year or has previously elected to defer Base Compensation or Incentive Compensation under the Plan for a prior calendar year.

Scripps Networks Interactive, Inc. Executive Deferred Compensation Plan

The term Eligible Employee also includes any other management or highly compensated employee of the Company designated by the Committee.
2.22	“Employee Matters Agreement” means the Employee Matters Agreement by and between Scripps and the Company.

2.23	“Entry Date” with respect to an Eligible Employee means the first day of each calendar year.

2.24	“ERISA” means the Employee Retirement Security Act of 1974, as amended.

2.25	“Incentive Compensation” means incentive compensation earned during a Performance Period under the Company’s Executive Bonus Plan, or its successor, or such other plan that the Committee may designate from time to time.

2.26	“Incentive Deferrals” means deferrals from Incentive Compensation, as described in Section 4.1(b).

2.27	“Investment Fund(s)” means any fund(s) to which the Committee allows Eligible Employees to nominally allocate their Accounts. Investment Funds are further described in Article 8.

2.28	“Participant” means any person so designated in accordance with the provisions of Article 3, including, where appropriate according to the context of the Plan, any former Eligible Employee who is or may become (or whose Beneficiary may become) eligible to receive a benefit under the Plan.

2.29	“Payment Election” means the Election Agreement (or portion thereof) completed by a Participant and filed with the Committee in accordance with Article 9 hereof, that indicates the payment commencement date for Incentive Deferrals and the form of payment for Base Deferrals (including Company Matching Contributions) and Incentive Deferrals.

2.30	“Performance-Based Compensation” means that portion of a Participant’s Incentive Compensation the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a Performance Period of at least twelve (12) consecutive months, and which satisfies the requirements for “performance-based compensation” under Section 409A of the Code, including the requirement that the performance criteria be established in writing by not later than (i) ninety (90) days after the commencement of the period of service to which the criteria relates and (ii) the date the outcome ceases to be substantially uncertain. Where a portion of an amount of Incentive Compensation would qualify as Performance-Based Compensation if the portion were the sole amount available under a designated incentive plan, that portion of the award will not fail to qualify as Performance-Based Compensation if that portion is designated separately by the Committee on the Deferral Election or is otherwise separately identifiable under the

Scripps Networks Interactive, Inc. Executive Deferred Compensation Plan

terms of the designated incentive plan, and the amount of each portion is determined independently of the other.
2.31	“Performance Period” means, with respect to any Incentive Compensation, the period of time during which such Incentive Compensation is earned.

2.32	“Plan” means the Scripps Networks Interactive, Inc. Executive Deferred Compensation Plan as set forth herein and as from time to time in effect. To the extent required to comply with Section 409A of the Code, the term Plan shall include any plan that is required to be aggregated with the Plan under Section 409A of the Code.

2.33	“Scripps” means The E. W. Scripps Company.

2.34	“Scripps Plan” means the Scripps Executive Deferred Compensation and Savings Restoration Plan.

2.35	“Separation from Service” means a termination of employment with the Controlled Group in such a manner as to constitute a “separation from service” as defined under Section 409A of the Code. Upon a sale or other disposition of the assets of the Company or any member of the Controlled Group to an unrelated purchaser, the Committee reserves the right, to the extent permitted by Section 409A of the Code, to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service.

2.36	“Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

2.37	“Unforeseeable Emergency” means an “unforeseeable emergency” as defined under Section 409A of the Code.

2.38	“Valuation Date” means such date or dates as the Committee, in its sole discretion, designates as a Valuation Date, provided that such dates shall occur no less frequently than quarterly as of the last business day of each calendar quarter.

2.39	In addition to the foregoing, certain other terms of more limited usage may be defined in other Articles of the Plan. All terms defined in the Plan are designated with initial capital letters.

2.40	Whenever appropriate, words used herein in the singular may be read as the plural and the plural may be read as the singular. Unless otherwise clear from the context, words used herein in the masculine shall also be deemed to include the feminine.

Scripps Networks Interactive, Inc. Executive Deferred Compensation Plan

2.41	Except to the extent otherwise indicated herein, and except to the extent otherwise inappropriate in the context, the definition of Employer Contribution contained in the Basic Plan is applicable under the Plan.
ARTICLE 3. ELIGIBILITY AND PARTICIPATION
3.1	REQUIREMENTS.
(a)	Every Eligible Employee shall be eligible to become a Participant on the first Entry Date occurring on or after the date on which he or she becomes an Eligible Employee. No individual shall become a Participant, however, if he/she is not an Eligible Employee on the date his/her participation is to begin.

(b)	Except as otherwise provided in Article 1, in order to participate as of a specified Entry Date, an Eligible Employee must make written application by filing with the Committee, within such time period as the Committee shall specify consistent with the terms of this Plan, an Election Agreement on which the Eligible Employee shall:
(i)	Make a Deferral Election in accordance with Article 4;

(ii)	Make a Payment Election in accordance with Article 9;

(iii)	Designate a Beneficiary or change a Beneficiary designation in accordance with Section 11.1; and

(iv)	Agree to the terms of the Plan.
(c)	An Eligible Employee who chooses not to participate in the Plan when first eligible to do so shall waive participation by so specifying on the Election Agreement and shall not be eligible to participant until the next Entry Date.
3.2	CHANGE OF EMPLOYMENT CATEGORY. During any period in which a Participant remains in the employ of the Affiliated Group, but ceases to be an Eligible Employee, he/she shall not be eligible to make new Deferral Elections or have Company Matching Contributions made on his/her behalf. However, his/her Account shall continue to be revalued in accordance with Article 7.

3.3	PARTICIPATION BY EMPLOYEES OF AFFILIATED GROUP MEMBERS. Any member of the Affiliated Group (other than the Company) may, by action of its board of directors or equivalent governing body and with the consent of the Board, adopt the Plan; provided that the Board may waive the requirement that such board of directors or equivalent governing body effect such adoption. By its adoption of or participation in the Plan, the adopting member of the Affiliated Group shall be deemed to appoint the Company its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Company and accept the delegation to the Committee of all the power and authority conferred upon it by the Plan. The authority of the Company

Scripps Networks Interactive, Inc. Executive Deferred Compensation Plan

to act as such agent shall continue until the Plan is terminated as to the participating affiliate. An Eligible Employee who is employed by a member of the Affiliated Group and who elects to participate in the Plan shall participate on the same basis as an Eligible Employee of the Company. The Account of a Participant employed by a participating member of the Affiliated Group shall be paid in accordance with the Plan solely by such member to the extent attributable to Base Deferrals or Incentive Deferrals that would have been paid by such participating member in the absence of deferral pursuant to the Plan, unless the Board otherwise determines that the Company shall be the obligor.
ARTICLE 4. PARTICIPANT DEFERRAL CONTRIBUTIONS
4.1	DEFERRAL ELECTIONS. A Participant may elect to defer Base Compensation for a calendar year or Incentive Compensation for a Performance Period, as the case may be, by filing a Deferral Election with the Committee in accordance with the following rules:
(a)	Base Compensation. The Deferral Election with respect to Base Compensation must be filed with the Committee by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee on the Deferral Election) of the calendar year next preceding the calendar year for which such Base Compensation would otherwise be earned. For purposes of this Section 4.1(a), Base Compensation payable after the last day of a calendar year solely for services performed during the final payroll period described in Section 3401(b) of the Code containing December 31 of such year shall be treated as earned during the subsequent calendar year.

(b)	Incentive Compensation
(i)	The Deferral Election with respect to Incentive Compensation must be filed with the Committee by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee on the Deferral Election) of the calendar year next preceding the first day of the Performance Period for which such Incentive Compensation would otherwise be earned.

(ii)	Notwithstanding anything contained in this 4.1 to the contrary, and only to the extent permitted by the Committee, the Deferral Election with respect to Incentive Compensation that constitutes Performance-Based Compensation must be filed with the Committee by, and shall become irrevocable as of, the date that is 6 months before the end of the applicable Performance Period (or such earlier date as specified by the Committee on the Deferral Election), provided that in no event may such Deferral Election be made after such Incentive Compensation has become “readily ascertainable” within the meaning of Section 409A of the Code. In order to make a Deferral Election under this Section 4.1(b)(ii), the Participant must perform services continuously from the later of the beginning of the Performance Period or the date the performance criteria are established

Scripps Networks Interactive, Inc. Executive Deferred Compensation Plan

through the date a Deferral Election becomes irrevocable under this Section 4.1(b)(ii). A Deferral Election made under this Section 4.1(b)(ii) shall not apply to any portion of the Performance-Based Compensation that is actually earned by a Participant regardless of satisfaction of the performance criteria.
4.2	DURATION OF DEFERRAL ELECTIONS.
(a)	Duration. Once irrevocable, a Deferral Election shall only be effective for the calendar year or Performance Period with respect to which such election was timely filed with the Committee. Except as provided in Section 4.2(b) hereof, a Deferral Election, once irrevocable, cannot be cancelled or modified during a calendar year or Performance Period.

(b)	Cancellation
(i)	The Committee may, in its sole discretion, cancel a Participant’s Deferral Election where such cancellation occurs by the later of the end of the Participant’s taxable year or the 15th day of the third month following the date the Participant incurs a “disability.” For purposes of this Section 4.2(b)(i), a disability refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

(ii)	The Committee may, in its sole discretion, cancel a Participant’s Deferral Election due to an Unforeseeable Emergency or a hardship distribution pursuant to Treasury Regulation Section 1.401(k)-1(d)(3).

(iii)	If a Participant’s Deferral Election is cancelled with respect to a particular calendar year or Performance Period in accordance with this Section 4.2(b), he may make a new Deferral Election for a subsequent calendar year or Performance Period, as the case may be, only in accordance with Section 4.1 hereof.
4.3	CHOICE OF CONTRIBUTION RATES
(a)	Unless the Committee otherwise specifies, an Eligible Employee may choose to make Base Deferrals for the specified calendar year at a rate not to exceed fifty percent (50%) of Base Compensation and Incentive Deferrals for the specified Performance Period at a rate not to exceed one hundred percent (100%) of Incentive Compensation; provided, however, that the Participant shall not be permitted to defer less than 1% of each of his Base Compensation or Incentive Compensation during any one calendar year or Performance Period, as the case may be, and any such attempted deferral shall not be effective.

Scripps Networks Interactive, Inc. Executive Deferred Compensation Plan

(b)	Deferral Contributions shall be deducted by the Company from the pay of an Eligible Employee, and an equivalent amount shall be credited to his/her Deferral Contributions Subaccount as soon as administratively practicable following the date that such amounts would have been paid to the Eligible Employee if he/she had not made a Deferral Election.
ARTICLE 5. COMPANY MATCHING CONTRIBUTIONS
5.1	ELIGIBILITY. An Eligible Employee that participates in the Basic Plan will have Company Matching Contributions credited to his/her Company Matching Contributions Subaccount for each month that he/she makes Base Deferrals. Notwithstanding the foregoing, if a Participant is ineligible for any reason to receive Employer Contribution credits under the Basic Plan for a given period, no credits shall be made to his/her Company Matching Contributions Subaccount with respect to any Base Deferrals for the corresponding period.

5.2	AMOUNT.
(a)	Except as limited by Section 5.2(b), the amount credited to an eligible Participant’s Company Matching Contributions Subaccount shall equal fifty percent (50%) of his/her Base Deferrals.

(b)	The maximum amount credited to an eligible Participant’s Company Matching Contributions Subaccount for a given period shall not exceed three percent (3%) of the Participant’s Base Compensation for that period, reduced by the amount of his/her Employer Contribution credits under the Basic Plan for said period.

(c)	Company Matching Contributions shall be credited to the Participant’s Company Matching Contributions Subaccount on the date specified by the Committee.

(d)	Notwithstanding anything contained in this Article 5 to the contrary, the total Company Matching Contributions credited to a Participant’s Company Matching Contributions Subaccount for any calendar year may never exceed 100% of the Employer Contributions that would have been provided to the Participant for that calendar year under the Basic Plan absent any plan-based restrictions that reflect limits on qualified plan contributions under the Code.
ARTICLE 6. VESTING
6.1	GENERAL. A Participant shall always be one hundred percent (100%) vested in that portion of his/her Account consisting of the Deferral Contributions Subaccount and the Company Matching Contributions Subaccount.
ARTICLE 7.  ACCOUNTS
7.1	ACCOUNTS.

Scripps Networks Interactive, Inc. Executive Deferred Compensation Plan

(a)	The Company will maintain on its books, as necessary, a Deferral Contributions Subaccount and a Company Matching Contributions Subaccount for each Participant to which shall be credited, as appropriate, Deferral Contributions under Article 4, Company Matching Contributions under Article 5, and deemed investment earnings and/or losses as provided in Section 7.2. Amounts due to Base Deferrals and Incentive Deferrals in the Deferral Contributions Subaccount shall be accounted for separately. There also shall be separate accounting, if and to the extent necessary, to track differing Payment Elections by a Participant with respect to the commencement date or method of payment of different annual deferral/credit elections.

(b)	All Accounts shall be bookkeeping accounts only, and all amounts credited thereto shall, prior to being paid, in all events remain subject to the claims of the Company’s general creditors.
7.2	ADJUSTMENTS. As of each Valuation Date, each Account will be adjusted, with either an increase or a decrease, to reflect the deemed investment experience of the Account since the preceding Valuation Date. For this purpose, the Account will be adjusted to reflect the investment return under the Participant’s investment elections pursuant to Article 8.

7.3	ACCOUNTING FOR PAYMENTS. As of the date of any payment hereunder, the payment to a Participant or his/her Beneficiary shall be charged to such Participant’s Account.
ARTICLE 8. INVESTMENT FUNDS
8.1	GENERAL. The amount that is ultimately payable to the Participant with respect to such Account shall be determined as if such Account had been invested in some or all of the Investment Funds. The Committee, in its sole discretion, shall adopt (and modify from time to time) such rules and procedures as it deems necessary or appropriate to implement the deemed investment of Participant Accounts. In the event no election has been made by a Participant, such Account will be deemed to be invested in an Investment Fund designated by the Committee which has the characteristics of a money market or other fixed income fund selected by the Committee. Participants shall be able to reallocate their Accounts between the Investment Funds and reallocate amounts newly credited to their Accounts at such time and in such manner as the Committee shall prescribe. By electing to defer any amount under the Plan (or by receiving or accepting any benefit under the Plan), each Participant acknowledges and agrees that the Affiliated Group is not and shall not be required to make any investment in connection with the Plan, nor is it required to follow the Participant’s investment directions in any actual investment it may make or acquire in connection with the Plan or in determining the amount of any actual or contingent liability or obligation of the Company or any other member of the Affiliated Group thereunder or relating thereto.
ARTICLE 9. PAYMENT ELECTIONS

Scripps Networks Interactive, Inc. Executive Deferred Compensation PLAN

9.1	PAYMENT ELECTION. A Participant shall file a Payment Election with respect to each Deferral Election in accordance with the following rules:
(a)	Timing; Irrevocability. Payment Elections with respect to Base Deferrals and Incentive Deferrals shall be filed with the Committee by, and shall become irrevocable as of, the applicable filing deadline of the related Deferral Election as specified in Section 4.1. Different Payment Elections may be made for Base Deferrals and for Incentive Deferrals in subsequent calendar years or Performance Periods, as the case may be, but previously filed Payment Elections cannot be changed for prior years or periods. Different Payment Elections also may be made for Base Deferrals and Incentive Deferrals, and the Payment Election for Base Deferrals for a given calendar year also shall be applicable to the related Company Matching Contributions for that calendar year.

(b)	Payment Date for Incentive Deferrals. Each Payment Election with respect to a Incentive Deferral shall contain the Participant’s election regarding the time that such Incentive Deferral shall commence to be paid. The Participant may choose to receive a Incentive Deferral upon a Separation from Service or a calendar year specified by the Participant that begins at least three years after the close of the Performance Period to which the Payment Election applies. Any amounts from separate Incentive Deferral elections for which the Participant has chosen benefits to commence at Separation from Service or at the same specified calendar year shall be commingled for bookkeeping purposes unless they are to have different methods of payment. This Section 9.1(b) only is applicable to Incentive Deferrals; payment of amounts attributable to Base Deferrals and Company Matching Contributions are only made following Separation from Service as provided in Section 10.2(a).

(c)	Form of Payment. Each Payment Election shall also contain the Participant’s elections regarding the form of payment of any Base Deferrals for a calendar year (including the related Company Matching Contributions for such year) and any Incentive Deferrals for a Performance Period. The Participant may choose to receive payment in a single lump sum, or in monthly installments, over a period of five (5), ten (10) or fifteen (15) years. Notwithstanding the foregoing, if a Participant shall have failed to designate properly the form of payment of the Participant’s benefit under the Plan, such payment will be in a lump sum. In the event that an Account (or portion thereof) is paid in installments (i) the first installment shall commence on the date specified in Section 10.2, and each subsequent installment shall be paid on the monthly commencement anniversary date until the Account has been fully paid; (ii) the amount of each installment shall equal the quotient obtained by dividing the applicable portion of the Account balance to be paid in installments as of the end of the day preceding the date of such installment payment by the number of installment payments remaining to be paid at the time of the calculation; and (iii) the amount of such portion of the

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Account remaining unpaid shall continue to be credited with gains, losses and earnings as provided in Article 7 hereof.
9.2	SMALL BALANCES. Any other provision of the Plan to the contrary notwithstanding, if at the time of a Participant’s Separation from Service the value of his or her Account is not in excess of $25,000, an amount equal to the Account balance shall be paid in a cash lump sum within 30 days after the first business day of the seventh month following the Participant’s Separation from Service (or if earlier, upon the Participant’s death).
ARTICLE 10.  PAYMENT OF BENEFITS
10.1	CASH PAYMENTS. All payments under the Plan shall be made in cash.

10.2	PAYMENT DATE
(a)	In General. Except as otherwise provided in Section 10.2(b), a Participant’s Account shall commence to be paid, in the form of payment selected by the Participant in accordance with Section 9.1(c), following his Separation from Service on the date set forth in Section 10.2(c).

(b)	Incentive Deferrals. In the case of a Incentive Deferral that the Participant has elected in accordance with Section 9.1(b) to receive in a specified calendar year, such Incentive Deferral, as adjusted for gains and losses, shall commence to be paid, in the form of payment selected by the Participant in accordance with Section 9.1(c), in January of the calendar year specified by the Participant with respect to such amount; provided, however, that if a Participant’s Separation from Service occurs prior to such commencement date, then such amount shall commence to be paid at the same time as the Participant’s Base Deferrals under Section 10.2(a), in the form of payment selected by the Participant under Section 9.1(c). Any Incentive Deferrals that have commenced to be paid prior to a Separation from Service shall continue to be paid in accordance with the form of payment selected by the Participant under Section 9.1(c).

(c)	Mandatory Six Month Delay. Except as otherwise provided in Sections 10.6(a), (b) and (c), and to the extent required in order to comply with Section 409A of the Code, all payments under this Agreement that are made as a result of a Separation from Service shall commence to be paid within 30 days after the first business day of the seventh month following the Participant’s Separation from Service (or if earlier, after the Participant’s death).
10.3	CHANGE IN CONTROL. Notwithstanding any other provision of this Plan or any Payment Election made by a Participant to the contrary, if a Change in Control occurs and a Participant incurs a Separation from Service during the period beginning on the date of the Change in Control and ending on the second anniversary of the Change in Control, then the remaining amount of the Participant’s vested Account shall be paid to the Participant or his Beneficiary in a single lump sum within 30 days after the first

Scripps Networks Interactive, Inc. Executive Deferred Compensation Plan

business day of the seventh month following the Participant’s Separation from Service (or if earlier, after upon the Participant’s death).
10.4	WITHDRAWAL DUE TO UNFORESEEABLE EMERGENCY. A Participant shall have the right to request, on a form provided by the Committee, an accelerated payment of all or a portion of his Account in a lump sum if he experiences an Unforeseeable Emergency. The Committee shall have the sole discretion to determine, in accordance with the standards under Section 409A of the Code, whether to grant such a request and the amount to be paid pursuant to such request. Payment shall be made within thirty (30) days following the determination by the Committee that a withdrawal will be permitted under this Section 10.4, or such later date as may be required under Section 10.2(c) hereof.

10.5	DELAY OF PAYMENTS UNDER CERTAIN CIRCUMSTANCES. To the extent permitted under Section 409A of the Code, the Committee may, in its sole discretion, delay payment under any of the following circumstances, provided that the Committee treats all payments to similarly situated Participants on a reasonably consistent basis:
(a)	Payments subject to Section 162(m). A payment may be delayed to the extent that the Committee reasonably anticipates that if the payment were made as scheduled, the Company’s deduction with respect to such payment would not be permitted due to the application of Section 162(m) of the Code. If a payment is delayed pursuant to this Section 10.5(a), then the payment must be made either (i) during the Company’s first taxable year in which the Committee reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m) of the Code, or (ii) during the period beginning with the first business day of the seventh month following the Participant’s Separation from Service (the “six month anniversary”) and ending on the later of (x) the last day of the taxable year of the Company in which the six month anniversary occurs or (y) the 15th day of the third month following the six month anniversary. Where any scheduled payment to a specific Participant in a Company’s taxable year is delayed in accordance with this paragraph, all scheduled payments to that Participant that could be delayed in accordance with this paragraph must also be delayed. The Committee may not provide the Participant an election with respect to the timing of the payment under this Section 10.5(a). For purposes of this Section 10.5(a), the term Company includes any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code.

(b)	Federal Securities Laws or Other Applicable Law. A Payment may be delayed where the Committee reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause such violation. For purposes of the preceding sentence, the making of a payment that would cause

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inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.
(c)	Other Events and Conditions. A payment may be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
10.6	DISCRETIONARY ACCELERATION OF PAYMENTS. To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan as provided in this Section. The provisions of this Section are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j) and shall be interpreted and administered accordingly.
(a)	Domestic Relations Orders. The Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(b)	Conflicts of Interest. The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government. Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan the to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule).

(c)	Employment Taxes. The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code, or the Railroad Retirement Act (RRTA) tax imposed under Sections 3201, 3211, 3231(e)(1), and 3231(e)(8) of the Code, where applicable, on compensation deferred under the Plan (the FICA or RRTA amount). Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA or RRTA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 of the Code wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA or RRTA amount, and the income tax withholding related to such FICA or RRTA amount.

Scripps Networks Interactive, Inc. Executive Deferred Compensation Plan

(d)	Limited Cash-Outs. Subject to Section 10.2(c) hereof, the Committee may, in its sole discretion, require a mandatory lump sum payment of amounts deferred under the Plan that do not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided that the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 409A of the Code.

(e)	Payment Upon Income Inclusion Under Section 409A. Subject to Section 10.2(c) hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan at any time the Plan fails to meet the requirements of Section 409A of the Code. The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.

(f)	Certain Payments to Avoid a Nonallocation Year under Section 409(p). Subject to Section 10.2(c) hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to prevent the occurrence of a nonallocation year (within the meaning of Section 409(p)(3) of the Code) in the plan year of an employee stock ownership plan next following the plan year in which such payment is made, provided that the amount paid may not exceed 125 percent of the minimum amount of payment necessary to avoid the occurrence of a nonallocation year.

(g)	Payment of state, local, or foreign taxes. Subject to Section 10.2(c) hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the participant (the state, local, or foreign tax amount). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan. The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the participant. Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and to pay the additional income tax at source on wages imposed under Section 3401 of the Code attributable to such additional wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.

(h)	Certain Offsets. Subject to Section 10.2(c) hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as satisfaction of a debt of the Participant to the Company (or any

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entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code), where such debt is incurred in the ordinary course of the service relationship between the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) and the Participant, the entire amount of reduction in any of the taxable years of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.
(i)	Bona fide disputes as to a right to a payment. Subject to Section 10.2(c) hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payments occur as part of a settlement between the Participant and the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.

(j)	Plan Terminations and Liquidations. Subject to Section 10.2(c) hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as provided in Section 13.2 hereof.
Except as otherwise specifically provided in this Plan, including but not limited to Section 4.2(b), Section 9.2, this Section 10.6 and Section 13.2 hereof, the Committee may not accelerate the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.
10.7	ACTUAL DATE OF PAYMENT. To the extent permitted by Section 409A of the Code, the Committee may delay payment in the event that it is not administratively possible to make payment on the date (or within the periods) specified in this Article 10, or the making of the payment would jeopardize the ability of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) to continue as a going concern. Notwithstanding the foregoing, payment must be made no later than the latest possible date permitted under Section 409A of the Code.
ARTICLE 11. BENEFICIARIES; PARTICIPANT DATA
11.1	DESIGNATION OF BENEFICIARIES.
(a)	Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant’s death, and such designation may be changed from time to time by the Participant by filing a new designation. However, if the Participant is legally married at the time of his/her death, any

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designation of a Beneficiary other than the person who is his or her legal spouse at the time of his or her death shall be void, and such legal spouse will be the sole Beneficiary, unless such legal spouse has consented to the designation of such other person as Beneficiary in a written and signed statement. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Committee or its designee during the Participant’s lifetime.
(b)	In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, then any such benefit payment shall be made to the Participant’s spouse, if then living, but otherwise to the person or persons designated as Beneficiary under the Basic Plan, or, if such person(s) is not then living, to the Participant’s then living descendants, if any, per stirpes, but, if none, to the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Committee may rely conclusively upon information supplied by the Participant’s personal representative, executor, or administrator. If a question arises as to the existence or identity of anyone entitled to receive a benefit payment as aforesaid, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Committee, in its sole discretion, may cause such payment to be made to the Participant’s estate without liability for any tax or other consequences that might flow therefrom or may take such other action as the Committee deems to be appropriate.
11.2	INFORMATION TO BE FURNISHED BY PARTICIPANTS AND BENEFICIARIES; INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES. Any communication, statement, or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Company’s or Committee’s records shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Company or Committee shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat pursuant to applicable state law, the Company shall not be liable to any person for any payment made in accordance with such law.
ARTICLE 12. ADMINISTRATION
12.1	COMMITTEE. The Company, through the Committee, shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. In general, the Committee shall have the full power, discretion and authority to carry out the provisions of the Plan; in particular, the Committee shall have full discretion to (a) interpret all provisions of the Plan, (b) resolve all questions relating to eligibility for participation in the Plan and the amount in the Account of any Participant and all questions pertaining to claims for benefits and procedures for claim review, (c) resolve all other questions arising under the Plan, including any factual questions and questions of construction, (d) determine all claims for benefits, and (e) take such further action as the

Scripps Networks Interactive, Inc. Executive Deferred Compensation Plan

Company shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Committee hereunder shall be final, conclusive, and binding on all persons, including the Company, its shareholders, the other members of the Affiliated Group, employees, Participants, and their estates and Beneficiaries. Decisions by the Committee shall be made by majority vote of all members of the Committee. No member of the Committee shall be liable for any act done or determination made in good faith. No member of the Committee who is a Participant in this Plan may vote on matters affecting his/her personal benefit under this Plan, but any such member shall otherwise be fully entitled to act in matters arising out of or affecting this Plan notwithstanding his/her participation herein.
12.2	CLAIMS PROCEDURE.
(a)	Notice of Claim. Any Participant or Beneficiary, or the duly authorized representative of a Participant or Beneficiary, may file with the Committee a claim for a Plan benefit. Such a claim must be in writing on a form provided by the Committee and must be delivered to the Committee, in person or by mail, postage prepaid. Within ninety (90) days (or forty-five (45) days if the claim relates to disability) after the receipt of such a claim, the Committee or its designee shall send to the claimant, by mail, postage prepaid, a notice of the granting or the denying, in whole or in part, of such claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed ninety (90) days (or thirty (30) days if the claim relates to disability) from the end of the initial period. If such an extension is necessary, the claimant will be given a written notice to this effect prior to the expiration of the initial period. The Committee or its designee shall have full discretion to deny or grant a claim in whole or in part in accordance with the terms of the Plan.

(b)	Action on Claim. The Committee or its designee shall provide to every claimant who is denied a claim for benefits a written notice setting forth, in a manner calculated to be understood by the claimant:
(i)	The specific reason or reasons for the denial;

(ii)	A specific reference to the pertinent Plan provisions on which the denial is based;

(iii)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)	An explanation of the Plan’s claim review procedure and a statement of the Participant’s right to file suit in federal court following a denial upon review; and

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(v)	In the case of a claim involving disability, any additional information required by federal regulations.
(c)	Review of Denial. Within sixty (60) days (or one hundred eighty (180) days if the claim relates to disability) after the receipt by a claimant of written notification of the denial (in whole or in part) of a claim, the claimant or the claimant’s duly authorized representative, upon written application to the Committee, delivered in person or by certified mail, postage prepaid, may review pertinent documents and may submit to the Committee, in writing, issues, documents and comments concerning the claim. Upon the Committee’s receipt of a notice of a request for review, the Committee shall review all submitted information, regardless of whether such information was considered as part of the original decision, and shall communicate the decision on review in writing to the claimant. The decision on review shall be written in a manner calculated to be understood by the claimant and shall include the information described in Section 9(b). The decision on review shall be made no later than sixty (60) days (or forty-five (45) days if the claim relates to disability) after the Committee’s receipt of a request for a review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered not later than one hundred twenty (120) days (or ninety (90) days if the claim relates to disability) after receipt of the request for review. If an extension is necessary, the claimant shall be given written notice of the extension by the Committee prior to the expiration of the initial period. Actions under this Section 12.2(c) shall be taken by the full Committee (excluding any members of the Committee who participated in any decision on the initial claim pursuant to Section 12.2(a)).
12.3	COMPLIANCE WITH SECTION 409A. It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, the other members of the Affiliated Group or the Controlled Group, the Board, nor the Committee (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan. Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service. For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

Scripps Networks Interactive, Inc. Executive Deferred Compensation Plan

ARTICLE 13. AMENDMENT OR TERMINATION OF PLAN.
13.1	IN GENERAL. The Company reserves the right to amend, terminate or freeze the Plan, in whole or in part, at any time by action of the Board. Moreover, the Committee may amend the Plan at any time in its sole discretion to ensure that the Plan complies with the requirements of Section 409A of the Code or other applicable law or to implement the provisions of Article 1. In no event shall any such action by the Board or Committee reduce the amounts that have been credited to the Account of any Participant prior to the date such action is taken without the consent of the Participant, unless the Board or the Committee, as the case may be, determines in good faith that such action is necessary to ensure compliance with Section 409A of the Code. To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, modify the rules applicable to Deferral Elections, Payment Elections and Subsequent Payment Elections to the extent necessary to satisfy the requirements of the Uniformed Service Employment and Reemployment Rights Act of 1994, as amended, 38 U.S.C. 4301-4334.

13.2	PAYMENTS UPON TERMINATION. In the event that the Plan is terminated, the amounts allocated to a Participant’s Account shall be paid to the Participant or his Beneficiary on the dates on which the Participant or his Beneficiary would otherwise receive benefits hereunder without regard to the termination of the Plan. Notwithstanding the preceding sentence, and to the extent permitted under Section 409A of the Code, the Company, by action taken by its Board, may terminate the Plan and accelerate the payment of the vested Account balances subject to the following conditions (and subject to the additional payment restrictions of Section 10.2(c) hereof):
(a)	Company’s Discretion. The termination does not occur “proximate to a downturn in the financial health” of the Company (within the meaning of Treasury Regulation Section 1.409A-3(j)(4)(ix)), and all other arrangements required to be aggregated with the Plan under Section 409A of the Code are also terminated and liquidated. In such event, the entire vested Account balance shall be paid at the time and pursuant to the schedule specified by the Committee, so long as all payments are required to be made no earlier than twelve (12) months, and no later than twenty-four (24) months, after the date the Board irrevocably approves the termination of the Plan. Notwithstanding the foregoing, any payment that would otherwise be paid pursuant to the terms of the Plan prior to the twelve (12) month anniversary of the date that the Board irrevocably approves the termination of the Plan shall continue to be paid in accordance with the terms of the Plan. If the Plan is terminated pursuant to this Section 13.2(a), the Company shall be prohibited from adopting a new plan or arrangement that would be aggregated with this Plan under Section 409A of the Code within three (3) years following the date that the Board irrevocably approves the termination and liquidation of the Plan.

(b)	Change in Control. The termination occurs pursuant to an irrevocable action of the Board that is taken within the thirty (30) days preceding or the twelve (12) months following a Change in Control, and all other plans sponsored by the

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Company (determined immediately after the Change in Control) that are required to be aggregated with this Plan under Section 409A of the Code are also terminated with respect to each participant therein who experienced the Change in Control (“Change in Control Participant”). In such event, the vested Account balance of each Participant under the Plan and each Change in Control Participant under all aggregated plans shall be paid at the time and pursuant to the schedule specified by the Committee, so long as all payments are required to be made no later than twelve (12) months after the date that the Board irrevocably approves the termination.
(c)	Dissolution; Bankruptcy Court Order. The termination occurs within twelve (12) months after a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A). In such event, the vested Account balance of each Participant shall be paid at the time and pursuant to the schedule specified by the Committee, so long as all payments are required to be made by the latest of: (A) the end of the calendar year in which the Plan termination occurs, (B) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (C) the first calendar year in which payment is administratively practicable.

(d)	Transition Relief. The termination occurs during calendar year 2008 pursuant to the terms and conditions of the transition relief set forth in Notice 2007-86 and the applicable proposed and final Treasury Regulations issued under Section 409A of the Code. In such event, the vested Account balance of each Participant shall be paid at the time and pursuant to the schedule specified by the Committee, subject to the following rules: (i) any payment that would otherwise be paid during 2008 pursuant to the terms of the Plan shall be paid in accordance with such terms, and (ii) any payment that would otherwise be paid after 2009 pursuant to the terms of the Plan shall not be accelerated into 2008.

(e)	Other Events. The termination occurs upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
The provisions of paragraphs (a), (b), (c) and (d) of this Section 13.2 are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j)(4)(ix) and shall be interpreted and administered accordingly. The term “Company” as used in paragraphs (a) and (b) of this Section 13.2 shall include the Company and any entity which would be considered to be a single employer with the Company under Code Sections 414(b) or Section 414(c).
ARTICLE 14. MISCELLANEOUS PROVISIONS
14.1	LIMITATION OF RIGHTS. Nothing contained in this Plan shall be construed to:

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(a)	Limit in any way the right of the Company to terminate an Eligible Employee’s employment at any time; or

(b)	Be evidence of any agreement or understanding, express or implied, that the Company will employ an Eligible Employee in any particular position or at any particular rate of remuneration.
14.2	INTEREST OF PARTICIPANTS. The obligation of the Company and any other participating member of the Affiliated Group under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the Company (or, if applicable, the participating members of the Affiliated Group) to make payments from their general assets and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Affiliated Group. Nothing in the Plan shall be construed as guaranteeing future employment to Eligible Employees. It is the intention of the Affiliated Group that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. The Company may create a trust to hold funds to be used in payment of its and the Affiliated Group’s obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain liable for the claims of the general creditors of the Company and the other participating members of the Affiliated Group.

14.3	NONALIENATION OF BENEFITS. Except as permitted by the Plan, no right or interest under the Plan of any Participant or Beneficiary shall, without the written consent of the Company, be (i) assignable or transferable in any manner, (ii) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process or (iii) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary. Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code and subject to Section 10.6(a) hereof, the Committee shall honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all of a Participant’s or Beneficiary’s interest under this Plan to an “alternate payee” as defined in Section 414(p) of the Code.

14.4	CLAIMS OF OTHER PERSONS. The provisions of the Plan shall in no event be construed as giving any other person, firm or corporation any legal or equitable right as against the Affiliated Group or the officers, employees or directors of the Affiliated Group, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

14.5	ERISA AND GOVERNING LAW. The Plan is an unfunded deferred compensation plan for a select group of management or highly compensated employees, as defined in Section 201(2) and 401(a)(1) of ERISA. As such, the Plan is expressly excluded from all, or substantially all, of the provisions of ERISA, including but not limited to Parts 2 and 3 of Title I thereof. None of the statutory rights and protections conferred on participants by ERISA are conferred under the terms of this Plan, except as expressly noted or required by operation of law. To the extent not superseded by federal law, the laws of the State of Ohio shall control in any and all matters relating to the Plan.

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14.6	SEVERABILITY. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

14.7	SUCCESSORS. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume this Plan. This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Plan), and the heirs, beneficiaries, executors and administrators of each Participant.

14.8	ELECTRONIC OR OTHER MEDIA. Notwithstanding any other provision of the Plan to the contrary, including any provision that requires the use of a written instrument, the Committee may establish procedures for the use of electronic or other media in communications and transactions between the Plan or the Committee and Participants and Beneficiaries. Electronic or other media may include, but are not limited to, e-mail, the Internet, intranet systems and automated telephonic response systems.

14.9	PARTICIPANTS DEEMED TO ACCEPT PLAN. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee or the Company or the other members of the Affiliated Group, in any case in accordance with the terms and conditions of the Plan.
          IN WITNESS WHEREOF, Scripps Networks Interactive, Inc. has caused this Plan to be executed by its duly authorized officer, this ______ day of _______________, 2008.

SCRIPPS NETWORKS INTERACTIVE, INC.
By:

Scripps Networks Interactive, Inc. Executive Deferred Compensation Plan

APPENDIX A
PART ONE OF THE PLAN